UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

Juniper Networks, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2024

Juniper Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34501	77-0422528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Innovation Way
Sunnyvale, California	94089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 745-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	JNPR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

As previously disclosed, on January 9, 2024, Juniper Networks, Inc. (“Juniper” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Hewlett Packard Enterprise Company, a Delaware corporation (“HPE” or “Parent”), and Jasmine Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Company filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on February 26, 2024, in connection with, among other things, the Merger Agreement. Goldman Sachs & Co. LLC (“Goldman Sachs”) served as financial advisor to the Company.

Certain Litigation

As of March 21, 2024, the Company is aware of five complaints that have been filed by purported stockholders of the Company: Zaita v. Juniper Networks, Inc., et al., No. 3:24-cv-01051 (N.D. Cal.), which was filed in the United States District Court for the Northern District of California; Garfield v. Anne DelSanto, et al., C.A. No. 24-cv-432887 (Cal. Super.), which was filed in the Superior Court of the State of California in and for the County of Santa Clara; Bushansky v. Juniper Networks, Inc., et al., No. 2024-0214 (Del. Ch.), which was filed in the Court of Chancery of the State of Delaware; Miller v. Juniper Networks, Inc., et al., C.A. No. 1:24-cv-00332 (D. Del.), which was filed in the United States District Court for the District of Delaware; and Smith v. Juniper Networks, Inc., et al., C.A. No. 1:24-cv-01912 (S.D.N.Y.), which was filed in the United States District Court for the Southern District of New York (each a “Complaint” and collectively, the “Complaints”). All Complaints with the exception of the Bushansky Complaint were filed as individual actions against the Company and current members of the Company’s board of directors (the “Board of Directors”), with the Garfield Complaint also listing Parent as a defendant. The Bushansky Complaint was filed as a class action against the Company, the Board of Directors and Parent.

The Complaints allege, among other things, that certain disclosures in the preliminary proxy statement (as in the case for the Zaita Complaint) and the Proxy Statement (as in the case for the other Complaints) filed in connection with the proposed transaction between Juniper and HPE omitted certain purportedly material information regarding, among other things, the background of the Merger, the Company’s financial projections and Goldman Sachs’ financial analyses. The Zaita Complaint asserts violations of Sections 14(a) and 20(a) of the Exchange Act; the Bushansky Complaint asserts that the members of the Board of Directors, and Rami Rahim, in his capacity as Chief Executive Officer, breached the fiduciary duties owed to Juniper’s stockholders; the Garfield Complaint asserts violations of California Corporations Code § 25401 and negligent misrepresentation and concealment and negligence under California common law; and the Smith and Miller Complaints each asserts violations of Sections 14(a) and 20(a) of the Exchange Act, 15 U.S.C. §§ 78n(a), 78t(a), and SEC Rule 14a-9, 17 C.F.R. §240.14a-9.

The Company also received demand letters (“Demand Letters”) on behalf of purported stockholders alleging that the preliminary proxy statement, as previously disclosed in the Proxy Statement, and Proxy Statement omitted certain purportedly material information and setting forth similar claims.

While the Company believes that the disclosures set forth in the Proxy Statement comply fully with all applicable law and denies the allegations in the Complaints and Demand Letters, in order to moot the purported stockholders’ and plaintiffs’ disclosure claims, avoid nuisance and possible expense and business delays, and provide additional information to its stockholders, the Company has determined to voluntarily supplement certain disclosures in the Proxy Statement related to plaintiffs’ claims and demands with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations that any additional disclosure was or is required or material.

SUPPLEMENTAL DISCLOSURES

The Supplemental Disclosures should be read in conjunction with the Proxy Statement, which should be read in its entirety, including the cautionary notes regarding the risks and limitations associated with relying on prospective financial information. The inclusion in the Supplemental Disclosures to the Proxy Statement of certain summary unaudited prospective financial information should not be regarded as an indication that any of the Company, Parent or their respective affiliates, officers, directors or other representatives, or any other recipient of this information, considered, or now considers, it to be material or to be reliably predictive of actual future results, and the unaudited prospective financial information should not be relied upon as such. To the extent defined terms are used but not defined herein, they have the meanings set forth in the Proxy Statement.

The “NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD VIRTUALLY VIA THE INTERNET ON APRIL 2, 2024” beginning on page i of the Proxy Statement is hereby amended and supplemented in its entirety as set forth in Exhibit 99.1 to this Current Report on Form 8-K, solely to add a brief summary of the Merger Agreement that was previously included in its entirety in the Proxy Statement.

The disclosure under the section captioned “Background of the Merger” beginning on page 36 of the Proxy Statement is hereby amended and supplemented as follows:

The disclosure under the section captioned “Background of the Merger” is hereby amended and supplemented by adding the following underlined and bolded text in the first full paragraph of such heading on page 36 of the Proxy Statement.

The Board of Directors and Juniper’s senior management team regularly review Juniper’s business, financial performance, strategic direction, outlook and growth prospects in light of industry and market developments. As part of this assessment, the Board of Directors and Juniper’s senior management regularly consider potential opportunities to strengthen Juniper’s business and enhance stockholder value, including by pursuing strategic opportunities such as acquisitions, dispositions, commercial partnerships or combinations with third parties. Consistent with its fiduciary duty to enhance stockholder value, the Board of Directors and management have always remained open to considering third-party interest in strategic transactions with Juniper as well, with a view to maximizing value for Juniper Stockholders. In the past, Juniper and the Board of Directors have been approached by various potentially interested strategic and financial buyers. Juniper and certain potential acquirors previously entered into confidentiality agreements, each of which was executed four or more years ago. Each such confidentiality agreement included a customary “standstill” provision that permitted such potential acquirors to approach the Board of Directors privately. None of the confidentiality agreements contained so-called “don’t ask, don’t waive” provisions, prohibiting the potential acquiror from requesting that the Board of Directors or Juniper release it from its “standstill” obligations. All such confidentiality agreements were terminated or expired before the Merger Agreement was signed and the “standstill” restrictions fell away. In connection with such confidentiality agreements, the Board of Directors previously received non-binding indications of interest from four interested parties between 2017 and 2020. While the Board of Directors considered prior acquisition proposals when they were presented, the Board of Directors ultimately did not believe such proposals provided sufficient value to Juniper Stockholders. All dates and times discussed in this “Background of the Merger” are reflective of Pacific Time.

The disclosure under the section captioned “Background of the Merger” is hereby amended and supplemented by adding the following underlined and bolded text and deleting the following strikethrough text from the fourth full paragraph of page 41 of the Proxy Statement.

On October 2, 2023, Juniper and HPE entered into a confidentiality agreement ~~that~~ to facilitate discussions and information sharing. The confidentiality agreement included customary “standstill” provisions, ~~but~~ which were set to terminate (i) upon a party’s public announcement of a definitive acquisition agreement with a third party or (ii) the day following ten business days after a third party commences certain tender or exchange offers. The confidentiality agreement did not include a so-called “don’t ask, don’t waive” provision.

The disclosure under the section captioned “Background of the Merger” is hereby amended and supplemented by adding the following underlined and bolded text in the first full paragraph of page 49 of the Proxy Statement.

On January 5, 2024, the Board of Directors held a meeting by videoconference, with members of Juniper’s senior management and representatives of Skadden and Goldman Sachs present for all or a portion of the meeting. The Board of Directors discussed updates in various workstreams in respect of a potential transaction, including due diligence and negotiation of the definitive merger agreement. Mr. Miller provided the Board of Directors with an updated preliminary estimate of Juniper’s performance during the fourth fiscal quarter of 2023 based on information available to date, noting it was consistent with the update provided to the Board of Directors at the prior meeting on January 2, 2024. Mr. Miller also provided the Board of Directors with two financial scenarios with respect to Juniper’s 2023 – 2028 fiscal years prepared by Juniper management, the more favorable of which scenarios being the Management Projections, noting that these scenarios were consistent with the scenarios previously presented to the Board of Directors. The Board of Directors and management discussed the differences between and the assumptions underlying these scenarios, the implications of the Company’s performance in the third and fourth fiscal quarters of 2023, including that “flash” preliminary estimates of Juniper’s financial results for the fourth quarter of fiscal year 2023 indicated that revenue, sales and earnings per share would likely be below the levels reflected in the Management Projections. Although the Board of Directors recognized that there was significant uncertainty with respect to the assumptions underlying the Management Projections, including in light of the Company’s earnings, sales achievement and revenues in the fourth fiscal quarter of 2023 and that the alternative scenario reflected a more conservative view, the Board of Directors directed management to authorize Goldman Sachs to use the Management Projections for purposes of Goldman Sachs’ analysis of the fairness from a financial point of view of the merger consideration to be paid to the Juniper Stockholders. In directing Goldman Sachs to use the Management Projections, the Board of Directors weighed various considerations, including Juniper’s financial performance, risks to achieving the financial results reflected in the Management Projections and potential opportunities available to Juniper to achieve such results. The Board of Directors then met in executive session and Mr. Rahim summarized conversations that were ongoing between representatives of HPE and himself and separately between representatives of HPE and Mr. Hajela, regarding future employment with the combined company (which conversations were authorized by the Board of Directors at a prior meeting), including that HPE had proposed that Mr. Rahim would lead the combined company’s networking business following completion of the proposed transaction. The independent directors of the Board of Directors also met in executive session and further discussed, among other matters, process and timing considerations, the status and potential implications of employment discussions between Messrs. Rahim and Hajela with representatives of HPE, and the ongoing development of the communications plan for a potential transaction.

The disclosure under the section captioned “Background of the Merger” is hereby amended and supplemented by adding the following underlined and bolded text in the fourth full paragraph of page 49 and the beginning of page 50 of the Proxy Statement.

On the morning of January 9, 2024, the Board of Directors held a meeting by teleconference, with members of Juniper’s senior management and representatives of Skadden and Goldman Sachs present for all or a portion of the meeting. Representatives of Goldman Sachs reviewed with the Board of Directors its financial analyses of the merger consideration of $40 per share of Juniper common stock and a summary of the terms of the financing commitments received by HPE in connection with the transaction. A representative of Skadden presented a detailed overview of the fully negotiated definitive merger agreement and related documentation for the proposed transaction. After discussion among the Board of Directors and representatives of Goldman Sachs and Skadden, a representative of Goldman Sachs delivered Goldman Sachs’ oral fairness opinion, subsequently confirmed in writing, dated January 9, 2024, to the Board of Directors that, as of such date and based upon and subject to the factors and assumptions set forth in the its written opinion, the $40 per share in cash to be paid to the Juniper Stockholders (other than Parent and its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such Juniper Stockholders. (See the section of this proxy statement entitled “The Merger-Opinion of Goldman Sachs & Co.” for a detailed discussion of Goldman Sachs’ opinion). The Board of Directors was then presented with a summary of the terms of the proposed employment arrangements of Mr. Rahim and Mr. Hajela with the combined company. After additional discussions of the proposed transaction and the financial analyses and opinions and the terms of the transaction documentation summarized for the Board of Directors at the meeting, the Board of Directors, among other related matters, unanimously (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Juniper and the Juniper Stockholders; (2) approved and authorized the Merger Agreement, including the execution and delivery of the Merger Agreement by Juniper, the performance by Juniper of its obligations thereunder and the consummation of the transactions contemplated thereby, upon the terms and subject to the conditions set forth in the Merger Agreement, and the Merger; and (3) authorized and approved the submission of the Merger Agreement for adoption by the Juniper Stockholders, and resolved to recommend that Juniper Stockholders adopt the Merger Agreement. The Board of Directors then met in executive session and Mr. Rahim provided an update that employment discussions with HPE had recently concluded and it was determined that following completion of the proposed transaction, Mr. Rahim would lead the combined company’s networking business as its president and Mr. Hajela would serve as an executive vice president. Mr. Rahim further described contemplated roles, employee messaging and various related matters and discussions ensued. The independent directors of the Board of Directors also met in executive session and further discussed the decision to approve and recommend to Juniper Stockholders a transaction with HPE, governance matters and matters regarding communications and responses to inquiries regarding the announcement of a transaction with HPE, compliance with proxy solicitation rules and with certain other requirements set out in the definitive transaction agreement, and best practices related to communications and interim period matters.

The disclosure in the section captioned “Opinion of Goldman Sachs & Co.” beginning on page 54 of the Proxy Statement is hereby amended and supplemented as follows:

The disclosure under the subheading “Illustrative Discounted Free Cash Flow Analysis” is hereby amended and supplemented by adding the following underlined and bolded text on page 56 of the Proxy Statement.

Using the Management Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Juniper to derive a range of illustrative present values per share of Juniper common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 7.75% to 9.75%, reflecting estimates of Juniper’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2023 (i) estimates of unlevered free cash flow (after deducting stock-based compensation) for Juniper for the fourth quarter of 2023 and the fiscal years 2024 through 2028 as reflected in the Management Projections and (ii) a range of illustrative terminal values for Juniper, which were calculated by applying perpetuity growth rates ranging from 1.00% to 2.00% (which analysis implied terminal year next twelve-month (“NTM”) EBITDA exit multiples ranging from 7.0x to 10.6x). The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Management Projections and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including Juniper’s target capital structure weightings, the after-tax cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Juniper, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived ranges of illustrative enterprise values for Juniper by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Juniper the amount of Juniper’s total debt and debt-like items of approximately $1.700 billion and added the amount of Juniper’s cash and cash equivalents and short-term investments of approximately $1.418 billion, in each case, as of

September 30, 2023, and provided by and approved for Goldman Sachs’ use by the management of Juniper, to derive a range of illustrative equity values for Juniper. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Juniper of approximately 339.8 million to 339.9 million, as provided by and approved for Goldman Sachs’ use by the management of Juniper, using the treasury stock method, to derive a range of illustrative present values per share ranging from $37.05 to $55.79.

The disclosure under the subheading “Illustrative Present Value of Future Share Price Analysis” is hereby amended and supplemented by adding the following underlined and bolded text on page 57 of the Proxy Statement.

Goldman Sachs then discounted these implied future values per share of Juniper common stock to September 30, 2023, using the end-year convention and an illustrative discount rate of 9.0%, reflecting an estimate of Juniper’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for Juniper, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then added the cumulative dividends per share of Juniper common stock of $0.92 and $0.96 expected to be paid to Juniper Stockholders through the end of each of fiscal years 2024 and 2025, respectively (including the $0.22 per share of Juniper common stock dividends paid in the fourth quarter of fiscal year 2023), as set forth in the Management Projections, discounted to September 30, 2023, using the mid-year convention and the same illustrative discount rate of 9.0%. This analysis resulted in a range of implied present values of $34.16 to $46.33 per share of Juniper common stock.

The disclosure under the subheading “Selected Transactions Analysis” is hereby amended and supplemented by adding the following underlined and bolded text on page 58 of the Proxy Statement.

Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV/NTM EBITDA multiples of 9.0x to 12.0x to Juniper’s NTM EBITDA (time-weighted as of January 8, 2024), as provided by and approved for Goldman Sachs’ use by the management of Juniper, to derive a range of implied enterprise values for Juniper. Goldman Sachs then subtracted the net debt of Juniper as of September 30, 2023 of $282 million, as provided by and approved for Goldman Sachs’ use by the management of Juniper, and divided the result by the number of fully diluted outstanding shares of Juniper common stock of approximately 339.7 million to 339.8 million as provided by and approved for Goldman Sachs’ use by the management of Juniper, using the treasury stock method to derive a reference range of implied values per Juniper common stock of $33.14 to $44.46.

The disclosure under the subheading “Selected Transactions Analysis” is hereby amended and supplemented by adding the following underlined and bolded column to the table on page 57 of the Proxy Statement.

	Selected Transactions		EV / NTM EBITDA	Enterprise Value ($ in millions)
Announcement Date	Acquiror	Target
August 2021	Adtran Holdings, Inc.	ADVA Optical Network SE	6.2x	759
November 2017	Thoma Bravo, LLC	Barracuda Networks, Inc.	18.6x	1,398
October 2017	Elliot Management	Gigamon Inc.	14.9x	1,312
February 2017	ARRIS International plc	Ruckus Networks, Inc.	17.7x	1,289
November 2016	Broadcom Limited	Brocade Communications Systems, Inc.	10.3x	5,934
April 2016	Brocade Communications Systems, Inc.	Ruckus Networks, Inc.	18.2x	1,241
April 2015	Nokia Oyj	Alcatel–Lucent S.A.	8.6x	14,124
March 2015	Hewlett Packard Enterprise	Aruba Networks, Inc.	11.8x	2,627
February 2015	Broadcom Limited	Emulex Corporation	7.9x	609
December 2014	Thoma Bravo, LLC	Riverbed Technology LLC	11.0x	3,580
Median			11.4x

The disclosure under the subheading “Opinion of Goldman Sachs & Co.” is hereby amended and supplemented by adding the following underlined and bolded text in the fifth full paragraph of such heading on page 59 of the Proxy Statement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Juniper, Parent, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement. Goldman Sachs acted as financial advisor to Juniper in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. During the two-year period ended January 9, 2024, Goldman Sachs Investment Banking has not been engaged by Juniper or its subsidiaries to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two-year period ended January 9, 2024, Goldman Sachs has provided certain financial advisory and/or underwriting services to Parent and its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as co-manager with respect to the public offering of Parent’s notes in March 2023 and co-manager with respect to the public offering of Parent’s notes in June 2023 for which Goldman Sachs received approximately $74,000 in the aggregate in compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Juniper, Parent and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the federal securities laws, including safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks, uncertainties and assumptions and are based on Juniper’s current expectations, estimates, projections, beliefs and assumptions made by Juniper, all of which are subject to change. In this context, forward-looking statements often address expected future business, financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” and similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond Juniper’s control, and are not guarantees of future results. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements and you should not place undue reliance on any such statements, and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing or at all, including obtaining stockholder and regulatory approvals and other conditions to the completion of the transaction; (ii) the ability of HPE to integrate and implement its plans, forecasts and other expectations with respect to Juniper’s business after the completion of the proposed transaction and realize additional opportunities for growth and innovation; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (iv) Juniper’s ability to implement its business strategies; (v) potential significant transaction costs associated with the proposed transaction; (vi) the risks related to HPE’s financing of the proposed transaction, (vii) potential litigation or regulatory actions relating to the proposed transaction; (viii) the risk that disruptions from the proposed transaction will harm Juniper’s business, including current plans and operations, and risks related to diverting management’s attention from Juniper’s ongoing business operations and relationships; (ix) the ability of

Juniper to retain and hire key personnel; (x) potential adverse business uncertainty resulting from the announcement, pendency or completion of the proposed transaction, including restrictions during the pendency of the proposed transaction that may impact Juniper’s ability to pursue certain business opportunities or strategic transactions; (xi) legal, regulatory, tax and economic developments affecting Juniper’s business; (xii) the unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities or current or future pandemics or epidemics, as well as Juniper’s response to any of the aforementioned factors; and (xiii) other risks described in Juniper’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made by Juniper from time to time with the SEC. These risks should not be considered a complete statement of all potential risks and uncertainty, and are discussed more fully, along with other risks associated with the proposed transaction, in the Proxy Statement filed with the SEC in connection with the proposed transaction. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Juniper does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Additional Information and Where to Find It

In connection with the proposed transaction between Juniper Networks, Inc. (“Juniper” or the “Company”) and Hewlett Packard Enterprise company (“HPE”), Juniper filed with the SEC a definitive proxy statement on February 26, 2024 (the “Proxy Statement”). Juniper may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document which Juniper may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement and other documents that are filed or will be filed with the SEC by Juniper through the website maintained by the SEC at www.sec.gov, Juniper’s investor relations website at https://investor.Juniper.net or by contacting the Juniper investor relations department at the following:

Jess Lubert

Juniper Networks

(408) 936-3734

jlubert@juniper.net

Participants in the Solicitation

Juniper and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Juniper’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Juniper’s proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on March 29, 2023. Juniper stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of Juniper directors and executive officers in the transaction, which may be different than those of Juniper stockholders generally, by reading the Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the proposed transaction. You may obtain free copies of these documents using the sources indicated above.

To the extent holdings of Juniper’s securities by its directors or executive officers have changed since the amounts set forth in such documents, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, has been included in the Proxy Statement relating to the proposed transaction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Notice of Special Meeting of Stockholders to be Held Virtually via the Internet on April 2, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2024

Juniper Networks, Inc.

By:	/s/ Robert Mobassaly
Name:	Robert Mobassaly
Title:	SVP, General Counsel

Exhibit 99.1

Juniper Networks, Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY VIA THE INTERNET ON APRIL 2, 2024

On January 9, 2024, Juniper Networks, Inc., a Delaware corporation (“Juniper” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Juniper, Hewlett Packard Enterprise Company, a Delaware corporation (“Parent”), and Jasmine Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into Juniper (the “Merger”), with Juniper surviving the Merger as a wholly owned subsidiary of Parent. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement, the full text of which is incorporated herein by reference.

Notice is hereby given that a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of holders of common stock, par value $0.00001 per share, of Juniper (“Juniper common stock,” and the holders thereof “Juniper Stockholders”), will be held on April 2, 2024 at 9:00 a.m., Pacific time. Juniper will hold the Special Meeting virtually via the Internet at www.virtualshareholdermeeting.com/JNPR2024SM. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” or “in person” shall mean virtually present at the Special Meeting. The Special Meeting is being held for the following purposes:

1.

To consider and vote on the proposal to adopt the Merger Agreement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Juniper and the separate corporate existence of Merger Sub will cease, with Juniper continuing as the surviving corporation and as a wholly owned subsidiary of Parent;

2.

To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Juniper’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”);

3.

To consider and vote on the proposal to approve an amendment to the Restated Certificate of Incorporation of Juniper, as amended, to reflect new Delaware law provisions regarding officer exculpation (the “Officer Exculpation Proposal”); and

4.

To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined below), Merger Sub will merge with and into Juniper and the separate corporate existence of Merger Sub will cease, with Juniper continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, Juniper common stock will no longer be publicly traded and will be delisted from NYSE. In addition, Juniper common stock will be deregistered under the Securities Exchange Act of 1934, as amended, and Juniper will no longer file periodic reports with the United States Securities and Exchange Commission. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provision of the General Corporation Law of the State of Delaware (the “DGCL”) (the time of such filing and the acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and Juniper and specified in the certificate of merger, the “Effective Time”).

Merger Consideration

Juniper Common Stock

At the Effective Time, each then outstanding share of Juniper common stock (other than shares of Juniper common stock (i) held by Juniper as treasury stock, (ii) held by Parent or Merger Sub, (iii) held by any direct or indirect subsidiary of Juniper or Parent (other than Merger Sub) or (iv) held by Juniper Stockholders who have properly demanded and not withdrawn their statutory rights of appraisal in respect of such shares of Juniper common stock in accordance with Section 262 of the DGCL, the shares of Juniper common stock set forth in clauses (i) through (iv)) will be canceled and extinguished and automatically converted into the right to receive an amount in cash equal to $40.00, without interest thereon (the “Per Share Merger Consideration”), less any applicable withholding taxes.

At or promptly following the Effective Time, Parent will deposit (or cause to be deposited) an amount of cash equal to the aggregate Per Share Merger Consideration with a designated exchange agent for payment of each share of Juniper common stock owned by each Juniper Stockholder. For more information, please see the section of the accompanying proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Exchange and Payment Procedures.”

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a Juniper Stockholder (except that Juniper Stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of the accompanying proxy statement captioned “The Merger-Dissenters’ Rights.”

Treatment of Company Equity Awards

At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each option to purchase shares granted under the Company’s equity incentive plans (a “Company Option Award”) that is outstanding immediately prior to the Effective Time will be converted into an option (a “Parent Option Award”) to acquire (A) that number of whole shares of common stock, par value $0.01 per share, of Parent (“Parent Shares”) (rounded down to the nearest whole number of shares) equal to the product of (x) the number of Juniper common stock underlying such Company Option Award immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio (as defined in the Merger Agreement attached as Annex A to the accompanying proxy statement), (B) at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per Juniper common stock of such Company Option Award by (y) the Equity Award Exchange Ratio. Except as otherwise provided in the foregoing, each such Parent Option Award will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Company Option Award immediately prior to the Effective Time.

At the Effective Time, each restricted stock unit award (a “Company RSU Award”) that is outstanding and has not yet been settled as of immediately prior to the Effective Time and held by a non-employee member of the Board of Directors of Juniper (the “Board of Directors”) (the “Non-Employee Director RSU Awards”) will vest and be cancelled and converted into the right to receive an amount of cash equal to the product of (A) the number of Juniper common stock that were subject to the Company RSU Award as of immediately prior to the Effective Time, multiplied by (B) the Per Share Merger Consideration.

At the Effective Time, each Company RSU Award (that is not a Non-Employee Director RSU Award) that is outstanding immediately prior to the Effective Time will be converted into a restricted stock unit award that corresponds to Parent Shares (each, a “Parent RSU Award”) with respect to a number of Parent Shares (rounded to the nearest whole number of shares) equal to the product of (i) the number of Juniper common stock underlying such Company RSU Award immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio. For purposes of clause (i) of the immediately preceding sentence, the number of Juniper common stock underlying a performance-vesting Company RSU Award will be determined (A) in respect of performance or measurement periods that have been completed and for which the Compensation Committee of the Board of Directors (the “Compensation Committee”) has determined performance achievement on or prior to the Closing Date (as defined in the Merger Agreement attached as Annex A to the accompanying proxy statement), based on actual performance determined by the Compensation Committee (or in the case of such awards assumed by the Company from prior acquisitions, any management committee or other committee established by the Board of Directors or authorized committees thereof) in accordance with the terms thereof in the ordinary course of business consistent with past practice, and (B) in respect of all other performance or measurement periods, with applicable performance goals deemed achieved at target performance levels (or if the maximum number of shares issuable under such performance-vesting Company RSU Award is 100% of the “target” level, such “target” level), except that the achievement of TSR performance goals will be determined based on actual performance in connection with the transactions contemplated by the Merger Agreement and pursuant to the applicable award agreement. Except as otherwise provided in the foregoing, each Parent RSU Award will continue to have, and will be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time, except that any such Parent RSU Award corresponding to a performance-vesting Company RSU Award will no longer be subject to performance-based vesting. For more information on the treatment of Company Options Awards and Company RSUs Awards (collectively, the “Company Equity Awards”), please see the section of the accompanying proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Merger Consideration-Treatment of Company Equity Awards.”

Treatment of Company ESPP

In accordance with the terms of the Merger Agreement, Juniper will take such action as may be necessary or appropriate under its 2008 Employee Stock Purchase Plan (the “Company ESPP”) to ensure, provide for or cause the following to occur (i) except for any offering period under the Company ESPP that is in effect on the effective date of the Merger Agreement (the “Final Offering Period”), no new offering period under the Company ESPP will commence during the period from the date of the Merger Agreement through the Effective Time; (ii) there will be no increase in the amount of payroll deductions or payroll contributions permitted to be made by the participants under the Company ESPP during the current offering period, except those made in accordance with payroll deduction elections that are in effect as of the date of the Merger Agreement; and (iii) no individuals will commence participation in the Company ESPP during the period from the date of the Merger Agreement through the Effective Time. If the Effective Time would occur during any Final Offering Period, (i) the accumulated contributions of the participants in such offering period will be used to purchase shares of Juniper common stock as of such date as Juniper determines in its sole discretion (provided that such date will be no later than five (5) business days prior to the Effective Time), (ii) the participants’ accumulated contributions under the Company ESPP will be used to purchase shares of Juniper common stock in accordance with the terms of the Company ESPP as of the date determined in accordance with the foregoing clause (i), and (iii) purchase rights under such offering period will terminate immediately after such purchase. As of no later than the business day immediately prior to the Effective Time, Juniper will terminate the Company ESPP. As promptly as practicable following the purchase of shares of Juniper common stock in accordance with the immediately foregoing clause (ii), Juniper will return to each participant the funds, if any, that remain in such participant’s account under the Company ESPP after such purchase.

For more information on the treatment of the Company ESPP, please see the section of the accompanying proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-Merger Consideration-Treatment of Company ESPP.”

Directors and Officers; Certificate of Incorporation; Bylaws

From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the initial directors and officers of the Surviving Corporation will be the directors and officers of Merger Sub as of immediately prior to the Effective Time. At the Effective Time, the certificate of incorporation and bylaws of Juniper as the Surviving Corporation will be amended and restated in their entirety such that the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended or changed as provided therein or by applicable law.

Closing Conditions

The obligations of Juniper, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions) the following:

•	the absence of any injunction, law or order in an applicable jurisdiction making the Merger illegal or otherwise prohibiting the Merger;

•	the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Juniper common stock;

•

the expiration or termination of the applicable waiting period (and extensions thereof) under the Hart-Scott-Rodino Antirust Improvements Act of 1976 and the receipt of clearances, consents and approvals under other applicable antitrust, foreign investment and regulatory regimes, in each case, without the imposition, individually or in the aggregate, of a Burdensome Condition (as defined in the accompanying proxy statement captioned “Summary – Regulatory Approvals Required for the Merger – HSR Act, U.S. Antirust Matters and Other Regulatory Approvals”);

•

the accuracy of the respective representations and warranties of Juniper, Parent and Merger Sub in the Merger Agreement, subject to certain applicable qualifiers, as of the date of the Merger Agreement, the Closing Date and/or the date in respect of which such representation or warranty was specifically made;

•

the performance and compliance in all material respects by Juniper, Parent and Merger Sub of their respective agreements and covenants required by the Merger Agreement to be performed or complied with by them at or prior to the Effective Time;

•

in the case of Parent and Merger Sub, the absence, since the date of the Merger Agreement, of any effect, change, event, circumstance or occurrence that has had or would reasonably be expected to have a material adverse effect (with certain limitations as further described in the Merger Agreement attached as Annex A to the accompanying proxy statement) on the financial condition, business or results of operations of Juniper and its subsidiaries and that is continuing;

•

the receipt by Parent of a certificate of Juniper, dated as of the Closing Date and signed by an executive officer of Juniper, certifying that certain of the conditions as they relate to Juniper described in the fourth (4th), fifth (5th) and sixth (6th) of the preceding bullets have been satisfied; and

•

the receipt by Juniper of a certificate of Parent and Merger Sub, dated as of the Closing Date and signed by an executive officer of Parent, certifying that certain of the conditions as they relate to Parent and Merger Sub described in the fourth (4th) and fifth (5th) of the preceding bullets have been satisfied.

No Solicitation of Other Offers

From the date of the Merger Agreement until the earlier of the date the Merger Agreement is terminated and the Effective Time, Juniper may not, directly or indirectly: (i) solicit, initiate or knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal (as defined in the accompanying proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-No solicitation of Other Offers”); (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to Juniper or afford access to the business, properties, assets, books or records of Juniper to, or otherwise cooperate in any way with any third party in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal; (iii) (A) fail to make, withdraw or qualify or modify in a manner adverse to Parent, the Company Board Recommendation (as defined in Merger Agreement attached as Annex A to the accompanying proxy statement), (B) fail to include the Company Board Recommendation in this proxy statement, (C) approve, adopt or recommend an Acquisition Proposal, (D) fail to (I) publicly and without qualification recommend against any Acquisition Proposal within ten (10) business days after such Acquisition Proposal is made public, or (II) fail to reaffirm the

Company Board Recommendation within ten (10) business days after any request by Parent to do so or (E) publicly propose to do any of the foregoing in clauses (A) through (D) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”); or (iv) authorize or enter into any agreement or contract relating to an Acquisition Proposal.

Notwithstanding the foregoing, if, at any time prior to the time that Juniper Stockholders approve the adoption of the Merger Agreement, Juniper or any of its representatives receives an unsolicited Acquisition Proposal that the Board of Directors concludes in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal (as defined in the accompanying proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-No solicitation of Other Offers”) and the Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable laws, and the Board of Directors has renegotiated the Merger Agreement with Parent in good faith pursuant to the terms of the Merger Agreement, (i) the Board of Directors may make an Adverse Recommendation Change or (ii) Juniper may terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal. For more information, please see the section of the accompanying proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-No Solicitation of Other Offers.”

Juniper is entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal and the Board of Directors may make an Adverse Recommendation Change in respect of a Superior Proposal only if Juniper and the Board of Directors complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a four-(4)-business-day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes a “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations and at the conclusion of such negotiation period, the Board of Directors determines in good faith that the Superior Proposal remains a Superior Proposal and failure to make the Adverse Recommendation Change or terminate the Merger Agreement to enter into a definitive agreement with respect to the Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

The termination of the Merger Agreement by Juniper following the Board of Directors’ authorization for Juniper to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal will result in the payment by Juniper to Parent of a termination fee of $407,500,000. For more information, please see the section of the accompanying proxy statement captioned “Proposal 1: Adoption of the Merger Agreement-The Board of Directors’ Recommendation; Adverse Recommendation Change.”

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by Juniper Stockholders, in the following ways:

•	by mutual written agreement of Juniper and Parent;

•	by either Juniper or Parent if:

•

the Merger has not been consummated by 11:59 p.m., Eastern Time on January 9, 2025, as may be automatically extended for three consecutive three (3) month periods until October 9, 2025, if, in each case as of such prior date, the closing conditions relating to required regulatory approvals have not been satisfied but all other closing conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Merger (the “Closing”), but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date) (the “End Date”);

•

any court of competent jurisdiction or other governmental entity has issued or entered an injunction or similar order permanently enjoining or prohibiting the consummation of the Merger and has become final and non-appealable, provided that the right to terminate the Merger Agreement pursuant to this bullet will not be available to any party whose material breach of any provision of the Merger Agreement is the primary cause of any of the event specified in this item occurring; or

•	Juniper Stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof at which a vote on the Merger Agreement is taken;

•	by Juniper if:

•

Parent or Merger Sub has breached or failed to perform any of their covenants or other agreements under the Merger Agreement or any of the representations and warranties of Parent or Merger Sub under the Merger Agreement have become inaccurate, in any such case where such breach, failure to perform or inaccuracy (i) would result in a failure of a condition set forth in the Merger Agreement and (ii) cannot be cured by the End Date or, if curable, is not cured by the earlier of (x) thirty (30) days following Juniper’s delivery of written notice to Parent that Juniper is intending to terminate the Merger Agreement because of such breach, failure to perform or inaccuracy and (y) the date that is two (2) days prior to the End Date, provided that Juniper will not have the right to terminate the Merger Agreement pursuant to this bullet if Juniper is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement; or

•

at any time prior to the adoption of the Merger Agreement by Juniper Stockholders if (i) the Board of Directors has determined that an Acquisition Proposal constitutes a Superior Proposal, (ii) Juniper has complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement with respect to such Superior Proposal, (iii) Juniper, substantially concurrently with and as a condition to such termination, pays or has paid Parent a termination fee of $407,500,000; and (iv) Juniper, substantially concurrently with such termination, enters into a definitive agreement with respect to that Superior Proposal in accordance with the terms of the Merger Agreement;

•	by Parent if:

•

Juniper has breached or failed to perform any of its covenants or other agreements under the Merger Agreement or any of the representations and warranties of Juniper under the Merger Agreement have become inaccurate, in any such case where such breach, failure to perform or inaccuracy (i) would result in a failure of a condition set forth in the Merger Agreement and (ii) cannot be cured by the End Date or, if curable, is not cured by the earlier of (x) thirty (30) days following Parent’s delivery of written notice to Juniper that Parent is intending to terminate the Merger Agreement because of such breach, failure to perform or inaccuracy and (y) the date that is two (2) days prior to the End Date provided that Parent will not have the right to terminate the Merger Agreement pursuant to this bullet if either Parent or Merger Sub is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement; or

•	prior to the adoption of the Merger Agreement by Juniper Stockholders, the Board of Directors effects an Adverse Recommendation Change.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be void and of no effect without liability of any party to the other parties. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve any party from any liability for intentional fraud by such party. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between Juniper and Parent, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fees

Parent will be entitled to receive a termination fee of $407,500,000 from Juniper if the Merger Agreement is terminated:

•

by Juniper, prior to obtaining the affirmative vote of the holders of a majority of the outstanding shares of Juniper common stock, voting as a single class (the “Company Stockholder Approval”), for the purposes of entering into a definitive agreement in connection with a Superior Proposal;

•	by Parent, because, prior to obtaining the Company Stockholder Approval, the Board of Directors has effected an Adverse Recommendation Change; or

•

(i) after January 9, 2024, an Acquisition Proposal (for purposes of termination under this bullet substituting in the definition of “Acquisition Proposal” (as defined in this proxy statement) “50%” for “20%” in each place such reference appears in such definition) is publicly announced prior to, and not publicly withdrawn at least two (2) business days prior to, the Special Meeting, (ii) the Merger Agreement is terminated because Juniper Stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof, and (iii) prior to the date that is twelve (12) months after such termination, Juniper has (a) consummated any Acquisition Proposal or (b) entered into a definitive agreement with respect to an Acquisition Proposal, which Acquisition Proposal is subsequently consummated.

Juniper will be entitled to receive a reverse termination fee of $815,000,000 from Parent if the Merger Agreement is terminated:

•

by Juniper or Parent, (i) due to a final and non-appealable order or any other action by a governmental authority, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, arising solely in connection with any antitrust, foreign direct investment or other regulatory law in certain applicable jurisdictions or (ii) because the Merger has not been consummated by the End Date and at such time, all conditions to the Merger Agreement are satisfied or waived, other than those conditions related to (a) obtaining approval of antitrust, foreign direct investment or other regulatory law in the certain applicable jurisdictions and (b) an order or any other action by a governmental authority, in any case having the effect of restraining, enjoining or otherwise prohibiting the Merger, arising solely in connection with any antitrust law in certain applicable jurisdictions, and except for those conditions which by their nature are to be satisfied at the Closing (provided that such conditions would be satisfied if the Closing were to take place on such date).

Other Terms of the Merger Agreement

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course during the period between the date of the Merger Agreement and the earlier of the consummation of the Merger or termination of the Merger Agreement. During this period, the Company is permitted to continue paying regular quarterly dividends, substantially in accordance with past practice, at a quarterly rate not to exceed $0.22 per share. The parties have also agreed to use reasonable best efforts to take all actions necessary to consummate the Merger, including cooperating to obtain the regulatory approvals necessary to complete the Merger. Additionally, the parties are entitled to seek specific performance under the Merger Agreement.

The foregoing description of the merger agreement does not purport to be complete. Please see the section entitled “Proposal 1: Adoption of the Merger Agreement” in the accompanying proxy statement for a description of the transactions contemplated by the Merger Agreement, and a full and complete copy of the Merger Agreement, attached as Annex A to the accompanying proxy statement, for further information with respect to these matters, the full text of which is incorporated herein by reference.

Only Juniper Stockholders of record as of the close of business on February 23, 2024 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; (3) “FOR” the Officer Exculpation Proposal and (4) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Juniper Stockholders who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the “fair value” of their shares of Juniper common stock, as determined in accordance with Section 262 of the DGCL, if they deliver a demand for appraisal before the vote is taken on the proposal to adopt the Merger Agreement and comply with all the requirements of Delaware law, including Section 262 of the DGCL, which are summarized in the accompanying proxy statement. Section 262 of the DGCL is reproduced in its entirety in Annex C to the accompanying proxy statement and is incorporated therein by reference.

Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting virtually and vote by virtual ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the adoption of the Merger Agreement, “FOR,” on an advisory (non-binding) basis, the Compensation Proposal, “FOR” the Officer Exculpation Proposal and “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

By Order of the Board of Directors,

/s/ Robert Mobassaly
Robert Mobassaly
SVP, General Counsel

Dated: March 21, 2024